Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth Financial Corporation

DATE:	May 12, 2009

First Commonwealth Hires I. Robert Emmerich

as Executive Vice President & Chief Credit Officer

Indiana, PA., (May 12, 2009) — First Commonwealth Financial Corporation (NYSE:FCF) recently announced the hiring of I. Robert Emmerich as Executive Vice President & Chief Credit Officer for First Commonwealth Bank. Mr. Emmerich officially assumed the duties of this role on May 6, 2009 and will oversee all aspects of bank credit, including the development of all policies and procedures pertaining to the organization’s consumer and corporate credit. He will also lead the portfolio review process and credit collection efforts.

John J. Dolan, President & CEO of First Commonwealth Financial Corporation, noted, “We are very pleased to have Bob Emmerich join the First Commonwealth team as Executive Vice President & Chief Credit Officer. Bob’s more than 30 years of banking and financial experience will be an invaluable asset to First Commonwealth, particularly given the increased attention in credit quality in the current economic environment.”

Prior to joining First Commonwealth, Mr. Emmerich was retired from a 31-year career at National City Corporation, where he most recently served as Executive Vice President & Chief Credit Officer for Consumer Lending. In this role, he established National City’s consumer credit platform and oversaw the credit risk for a $46 billion portfolio.

**MORE**

During his long and distinguished banking career, Mr. Emmerich served in a variety of roles in Corporate Banking and Commercial Credit Administration, including managing the credit and workout departments and chairing the Senior Loan Committee.

In addition to his many professional accomplishments, Mr. Emmerich is an active member of his local community and currently serves as the President of the Bethesda on the Bay Lutheran Church Council.

Mr. Emmerich received his Bachelor of Arts degree in English from DePauw University. He earned a Master’s of International Management degree in International Finance from the American Graduate School of International Management and his MBA in Finance from Cleveland State University. He also successfully completed the Stonier Graduate School of Banking.

Bob Emmerich and his wife, Deanie, have four adult children and currently reside in Bay Village, Ohio. They plan to relocate to Indiana, PA.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.4 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

CONTACT: First Commonwealth Financial Corporation

Investor Relations: Edward J. Lipkus III, Executive Vice President and Chief Financial Officer 724-349-7220

Media: Susie Barbour, Communications & Media Relations Supervisor 724-463-5618

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